Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 002-58521 on Form N-1A of our report dated August 20, 2021, relating to the financial statements and financial highlights of BlackRock Large Cap Focus Value Fund, Inc. (formerly known as BlackRock Basic Value Fund, Inc.) (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2021, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 1, 2021